Exhibit 99.1

Institutional Investors:
Peter Sands
W. P. Carey Inc.
212-492-1110
institutionalir@wpcarey.com

Press Contact:
Guy Lawrence
Ross & Lawrence
212-308-3333
gblawrence@rosslawpr.com

W. P. Carey Chief Operating Officer and Head of Asset Management to Retire from Firm

NEW YORK – December 9, 2016 – W. P. Carey Inc. (NYSE: WPC), an internally-managed net lease real estate investment trust, announced today that its Chief Operating Officer and Head of Asset Management, Thomas Zacharias, has informed the Company that he will retire from the Company effective March 31, 2017. Mr. Zacharias will remain a consultant for the balance of 2017.
Brooks Gordon will be promoted to Head of Asset Management upon Mr. Zacharias’ departure. Mr. Gordon joined W. P. Carey in 2006 and was promoted to Director in 2010 and to Managing Director in 2014. Most recently, he oversaw the North American Asset Management team, which is responsible for all transaction activity including dispositions, refinancings and releasing activity. Mr. Gordon earned his B.A. in Economics from Johns Hopkins University, with a finance concentration. Mr. Gordon will report directly to Jason Fox, W. P. Carey’s President and Head of Global Investments.
Mark J. DeCesaris, W. P. Carey’s Chief Executive Officer, said, "Tom has been part of the fabric of W. P. Carey for more than 15 years. I can’t thank him enough for his many contributions, his passion and leadership, and for his friendship over the years. One of Tom’s greatest successes is the development of a very talented Asset Management team, and I am confident in Brooks’ ability to lead that team."
"It has been wonderful to be a part of W. P. Carey’s growth and evolution for the past 15 years," Mr. Zacharias said. "While it is never easy to step away from a job you love, I know this is the right time and I am looking forward to working with Brooks as he transitions into this leadership role."

W. P. Carey Inc.
W. P. Carey Inc. is a leading internally-managed net lease REIT that provides long-term sale-leaseback and build-to-suit financing solutions primarily for companies in the U.S. and Europe. At September 30, 2016, the Company had an enterprise value of approximately $11.0 billion. In addition to its owned portfolio of diversified global real estate, W. P. Carey manages a series of non-traded publicly registered investment programs with assets under management of approximately $12.2 billion. Its corporate finance-focused credit and real estate underwriting process is a constant that has been successfully leveraged across a wide variety of industries and property types. Furthermore, its portfolio of long-term leases with creditworthy tenants has an established history of generating stable cash flows, enabling it to deliver consistent and rising dividend income to investors for over four decades.
www.wpcarey.com

This press release contains forward-looking statements within the meaning of U.S. Federal securities laws. The comments of Messrs. DeCesaris and Zacharias are examples of forward looking statements. A number of factors could cause W. P. Carey's actual results, performance or achievement to differ materially from those anticipated. For further information on factors that could impact W. P. Carey, reference is made to its filings with the U.S. Securities and Exchange Commission.